Exhibit 99.2

PIEDRA ENERGY II, LLC

SCHEDULE OF DIRECT OPERATING REVENUES AND DIRECT OPERATING EXPENSES

	THREE MONTHS ENDED MARCH 31,
	2014	2013
DIRECT OPERATING REVENUES	$8,450,627	$6,028,916
DIRECT OPERATING EXPENSES	1,009,579	653,672

DIRECT OPERATING REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$7,441,048	$5,375,244

See accompanying Notes to Schedule of Direct Operating Revenues and Direct Operating Expenses.

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES

AND DIRECT OPERATING EXPENSES

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

On April 8, 2014, Athlon Energy Inc. (the Purchaser), entered into a Purchase and Sale Agreement (the Agreement) with Piedra Energy II, LLC (the Company) and other non- operated interest owners in certain oil and gas assets (the Properties) operated by Piedra Operating, LLC (the Operator) a wholly owned subsidiary of the Company.  The acquisition closed on June 3, 2014 for an aggregate purchase price, subject to adjustment as provided in the Agreement, of approximately $291.4 million.

The Properties subject to the Agreement include the Company’s respective working and net revenue interest in the Holt, Mabee, Topo Chico, Kolb/Cooper and Cox prospects which are located in Martin, Pecos, and Reeves Counties, Texas and the revenue interest of the non-operated interest owners in the Holt prospect in Martin County, Texas. The accompanying Schedule of Direct Operating Revenues and Direct Operating Expenses (the Schedule) has been derived from the Operator’s historical financial records of the Properties for the three months ended March 31, 2014 and 2013.

This Schedule is not intended to be a complete presentation of the results of operations of the Properties as it does not include general and administrative expenses, effects of derivative transactions, interest income or expense, depreciation, depletion and amortization, any provision for income tax expenses and other income and expense items not directly associated with direct operating revenues from natural gas, natural gas liquids and crude oil.  Historical schedules reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not readily available on an individual property basis.  Accordingly, the accompanying Schedule is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

Revenue Recognition

Revenues are recorded on the sales method of accounting for crude oil, natural gas and natural gas liquids whereby direct operating revenues are recognized as the production is sold to purchasers at a fixed and determinable price, delivery has occurred and title has transferred.  The amount of production sold may differ from the amount to which the Properties are entitled based on the Properties’ ownership interest.

Operating Expenses

Operating expenses are recognized when incurred and include amounts incurred to bring crude oil, natural gas, and natural gas liquids to the surface, gather, transport, field process, treat and store same.  Operating expenses are reflected net of gathering, processing and transportation revenues associated with the Properties.

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES

AND DIRECT OPERATING EXPENSES — CONTINUED

Concentration of Credit Risk

Arrangements for crude oil, natural gas liquids, and natural gas sales are evidenced by signed contracts with determinable market prices and direct operating revenues are recorded when production is delivered.  A significant majority of the purchasers of these products have investment grade credit rating and material credit losses have been rare.

All of the Properties revenues are from oil and gas production in Texas.  These concentrations may also impact the Properties by changes in the Texas region.

Recently Issued Accounting Pronouncements

There have been no accounting pronouncements issued during or subsequent to the three months ended March 31, 2014 that are applicable to the Schedule.

Use of Estimates

The preparation of the Schedule in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of direct operating revenues and direct operating expenses during the respective reporting periods.  Actual results may differ from estimates and assumptions used in the preparation of the Schedule.

NOTE 2.   SUBSEQUENT EVENTS

We are not aware of any events that have occurred subsequent to March 31, 2014 that require consideration as adjustments to or disclosure in the Schedule.